ADDENDUM TO THE

TRANSFER AGENCY AGREEMENT

IDENTITY THEFT OFFICER SERVICES

THIS ADDENDUM, dated as of August 1, 2009 modifies the Transfer Agency Agreement dated January 14, 2008 by and between Investment Managers Series Trust (the "Trust") and UMB Fund Services, Inc. ("UMBFS"), such Agreement hereinafter referred to as the "Agreement."

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company and is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (such investment portfolios are individually referred to as a "Fund" and collectively as the "Funds"); and

WHEREAS, the Federal Trade Commission, federal bank regulatory agencies and the National Credit Union Administration have issued regulations (collectively referred to as the "Red Flags Rule") requiring financial institutions to develop and implement written identity theft prevention programs ("Programs") as part of the Fair and Accurate Credit Transactions Act of 2003;and

WHEREAS, the definition of financial institution includes open-end management investment companies such as the Trust; and

WHEREAS, pursuant to the Red Flags Rule, the Board of Trustees of the Trust is responsible for overseeing and monitoring the Trust's Program unless such oversight and monitoring is delegated to another person or entity; and

WHEREAS, the Board of Trustees of the Trust wishes to delegate the oversight and monitoring of the Trust's Program to UMBFS and UMBFS accepts such delegation and shall identify the appropriate employee to oversee and monitor the Trust's Program in the role of Identity Theft Officer subject to approval the Trust's Board of Trustees.

NOW, THEREFORE, the parties agree, and the Agreement is hereby modified as follows:

1.	APPOINTMENT

The Trust hereby appoints UMBFS to perform those Identity Theft Officer services described in this Addendum for the Trust. UMBFS shall act under such appointment and perform the obligations thereof in accordance with the Trust's Program and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin as of August 1, 2009.

2.	IDENTITY THEFT OFF1CER SERVICES

Subject to the direction and control of the Trust's Board of Trustees, UMBFS shall provide an employee to serve in the role of Identity Theft Officer for the Trust, subject to approval by the Trustees of the Trust, and such Identity Theft Officer shall be responsible for overseeing the development, implementation and administration of the Program, training staff and overseeing the Trust's service provider arrangements.

3.	ASSUMPTIONS

The Trust is ultimately responsible for the Trust's Program and its compliance with applicable federal laws and regulations, including the Red Flags Rule and the Fair and Accurate Credit Transactions Act of 2003.

UMBFS shall promptly notify the Trust if the person appointed as the Trust's Identity Theft Officer is no longer serving in such capacity and, subject to the approval of the Trust's Board of Trustees, appoint another employee to serve as the Trust's Identity Theft Officer.

4.	TRUST RESPONSIBILITIES

The Trust will make appropriate individuals, documentation and resources available as reasonably required for UMBFS to perform the services described in this Addendum. The Trust hereby agrees to cooperate with the Identity Theft Officer to implement any updates, amendments or revisions to the Program as soon as reasonably practicable.

5.	COMPENSATION

For performing its services under this Addendum, UMBFS shall be paid as follows on an annual or pro-rated basis: $250 for the first Fund managed by an investment adviser and $100 for each Fund thereafter managed by the same investment adviser. UMBFS shall be compensated for any reasonable out-of-pocket expenses associated with the services to be provided under this Agreement.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first written above.

INVESTMENT MANAGERS SERIES TRUST		UMB FUND SERVICES, INC.

By:	/s/ Rita Dam	By:	/s/ Maureen Quill

Title:	Treasurer	Title:	EVP, Director Transfer Agency

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